Consent of Independent Auditors



The Board of Directors
Smithway Motor Xpress Corp:


We consent to incorporation by reference in the registration statement (No. 333-21253) on Form S-8 of Smithway Motor Xpress Corp. of our report dated June 15, 2001, relating to the statements of net assets available for plan benefits of Smithway Motor Xpress, Inc. 401 (k) Retirement Savings and Investment Plan as of December 31, 2000 and 1999, the related statements of changes in net assets available for plan benefits for the years then ended, and related schedule, which report appears in the December 31, 2000 Form 11-K of Smithway Motor Xpress Corp.

                                    /s/KPMG LLP

                                    KPMG LLP


Des Moines, Iowa
June 27, 2001